AMENDMENT TO GLOBAL CUSTODY AGREEMENT
                          DATED AS OF DECEMBER 4, 2007

JPMorgan Chase Bank and Templeton Institutional Funds, a Delaware statutory trust operating as Templeton Institutional Funds, Inc. through March 31, 2008, hereby amend Schedule I to the Global Custody Agreement, dated May 3, 1993 and as amended and restated as of January 29, 1996, December 31, 1996 and February 21, 1997 and as amended May 1, 2001 to read as follows:

SCHEDULE I

Templeton Institutional Funds, Inc.
         Emerging Markets Series
         Foreign Equity Series
         Foreign Smaller Companies Series
         Global Equity Series

TEMPLETON INSTITUTIONAL FUNDS, INC.

By:/s/JIMMY D. GAMBILL
  ------------------------------
       Jimmy D. Gambill
Title: Senior Vice President and Chief Executive Officer -
        Finance and Administration


JPMORGAN CHASE BANK

By:/s/APRIL JOHNSTON
  ----------------------------------
       April Johnston
Title: Vice President